Draft Linklaters LLP/28/07/2015
Dated [●] 2015
PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” as Borrower and UK SPV CREDIT FINANCE PLC acting as Lender SUPPLEMENTAL LOAN AGREEMENT
[Linklaters]
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and interpretation	1
2 Amendments	1
3 Borrower’s and Lender’s Representations and Warranties	4
4 Assignments and Transfers	4
5 Status of the Loan Agreement	4
6 Contracts (Rights of Third Parties) Act 1999	4
7 Law and Arbitration	5
8 Single Agreement	5
9 Counterparts	5
10 Language of Agreement	6
11 NBU Registration and Signing of the Supplemental Trust Deed	6

THIS SUPPLEMENTAL LOAN AGREEMENT is dated [●] 2015 and made between:

(1)	PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”, registered under the laws of Ukraine, whose registered office is at 50 Naberezhna Peremohy, Dnipropetrovsk, Ukraine 49094, as borrower (the “Borrower”); and
(2)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom as lender (the “Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a loan (the “Loan”) in the amount of U.S.$200,000,000 on the terms and subject to the conditions of a loan agreement dated 17 September 2010 (the “Loan Agreement”).
(B)	Pursuant to an extraordinary resolution passed by the beneficial holders of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Lender the “Noteholders”) on [●] 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned certain amendments to the Loan Agreement and the holders of the Notes have authorised Deutsche Trustee Company Limited, in its capacity as trustee under the Notes (as defined herein) to agree to the modification of and certain amendments to the Loan Agreement, pursuant to this Supplemental Loan Agreement.
(C)	This Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Loan Agreement.
1	Definitions and interpretation

Terms defined or construed in the Loan Agreement shall have the same meaning when used in this Supplemental Loan Agreement.

2	Amendments

With effect from the Effective Date as set out in Clause 11 (NBU Registration and Signing of the Supplemental Trust Deed), the Loan Agreement shall be amended as follows:

2.1	Amended Definitions

Clause 1.1 (Definitions) of the Loan Agreement shall be amended as follows:

2.1.1	the definitions of “Interest Payment Date” and “Repayment Date” shall be deleted and replaced with the following definitions:

““Interest Payment Date” means 23 March and 23 September in each year in which the Loan remains outstanding, and the Repayment Date (being the last Interest Payment Date);

“Repayment Date” means 1 December 2015 or, if such day is not a Business Day, the next succeeding Business Day;”

2.1.2	the following definitions shall be added:

“First Interest Period” means the period beginning on and including the Drawdown Date and ending on (but excluding) the first Interest Payment Date;

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“Last Interest Period” means the period beginning on and including 23 September 2015 and ending on (but excluding) the Repayment Date;”

2.2	Amended Clauses

The following clauses of the Loan Agreement shall be amended as follows:

2.2.1	Clause 4 (Interest Periods) shall be deleted and replaced with the following:

“4 Interest Periods

The period for which the Loan is outstanding shall be divided into successive semi-annual periods (except for the First Interest Period and the Last Interest Period), each of which (other than the First Interest Period, which shall commence on (and shall include) the Drawdown Date) shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the first, or the next following, Interest Payment Date (each, an “Interest Period”)”

2.2.2	Clause 5.1 (Payment of Interest), Clause 5.2 (Calculation of Interest) and Clause 5.3 (Calculation of Additional Interest) shall be deleted and replaced with the following:

“5.1 Payment of Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to each Interest Payment Date, in respect of the relevant Interest Period, pay (a) to the Account accrued and unpaid interest (calculated to but excluding the last day of the relevant Interest Period, which in the case of the Last Interest Period shall be the Repayment Date) on the outstanding principal amount of the Loan calculated in accordance with Clause 5.2 (Calculation of Interest); and (b) to the Profit Account additional interest calculated in accordance with Clause 5.3 (Calculation of Additional Interest).

5.2 Calculation of Interest

The Borrower will pay interest semi-annually in U.S. dollars to the Account on the outstanding principal amount of the Loan at the rate of 9.375 per cent. per annum (the “Interest Rate”). Interest shall accrue from day to day, starting from (and including) the Drawdown Date to (but excluding) the Repayment Date. The amount of interest payable in respect of the Loan for any Interest Period (other than the First Interest Period as set out below and the Last Interest Period) shall be calculated by applying the Interest Rate to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards), except that the amount of interest payable in respect of the First Interest Period commencing on (and including) the Drawdown Date and ending on (but excluding) the first Interest Payment Date, shall be U.S.$9,322,916.67. If interest is required to be calculated for any other period (including the Last Interest Period), it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.

5.3 Calculation of Additional Interest

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The Borrower will pay additional interest semi-annually in U.S. dollars to the Profit Account on the outstanding principal amount of the Loan at the rate per annum of 0.0048 per cent. Additional interest shall accrue from day to day, starting from (and including) the Drawdown Date to (but excluding) the Repayment Date. The amount of additional interest payable in respect of the Loan for any Interest Period (other than the First Interest Period and the Last Interest Period) shall be calculated by applying 0.0048 per cent. to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If additional interest is required to be calculated for any other period, (including the Last Interest Period) it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”

2.2.3	Clause 23 (Law, Jurisdiction and Arbitration) shall be deleted and replaced with the following:

“23. Law and Arbitration

23.1 Governing Law

This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

23.2 Arbitration

The parties irrevocably agree that any dispute arising out of or in connection with this Loan Agreement, including a dispute as to the validity, existence or termination of this Loan Agreement or the consequences of its nullity and/or this Clause 23.2 (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

23.3 Service of Process

The Borrower agrees that the service of process relating to any Dispute in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Loan Administration

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Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.”

3	Borrower’s and Lender’s Representations and Warranties
3.1	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 10.1 (Status) to Clause 10.14 (Compliance with Laws) in the Loan Agreement (as amended by the provisions of this Supplemental Loan Agreement) other than the representations set out in Clauses 10.12 (No Material Adverse Change) and 10.13 (No Undisclosed Material Assets or Liabilities) as of the date hereof, the Effective Date and each date falling in-between, with reference to the Loan Agreement as modified and supplemented by this Supplemental Loan Agreement and with reference to the facts and circumstances existing at the relevant date and acknowledges that the Lender has entered into this Supplemental Loan Agreement in reliance on those representations and warranties.

3.2	Lender’s Representations and Warranties

The Lender repeats representations and warranties set out in Clause 7.6 (Tax Position of the Lender) (as amended by the provisions of this Supplemental Loan Agreement) and Clause 11 (Representations and Warranties of the Lender) of the Loan Agreement as of the date hereof, the Effective Date and each date falling in-between with reference to the facts and circumstances existing at the relevant date and with reference to the Loan Agreement as modified and supplemented by this Supplemental Loan Agreement.

4	Assignments and Transfers
4.1	Binding Agreement

This Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

4.2	Provisions of the Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Loan Agreement shall apply to this Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

5	Status of the Loan Agreement

Save for the amendments to the Loan Agreement effected by this Supplemental Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect and the Loan Agreement with effect from the Effective Date shall be read and construed as one document with this Supplemental Loan Agreement.

6	Contracts (Rights of Third Parties) Act 1999

Other than the Trustee, a person who is not a party to this Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term

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of this Supplemental Loan Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7	Law and Arbitration
7.1	Governing Law

This Supplemental Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

7.2	Arbitration

The parties irrevocably agree that any dispute arising out of or connected with this Supplemental Loan Agreement, including a dispute as to the validity, existence or termination of this Supplemental Loan Agreement or the consequences of its nullity and/or this Clause 8.2 (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

7.3	Service of Process

The Borrower agrees that the service of process relating to any Dispute in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.

8	Single Agreement

This Supplemental Loan Agreement shall be read as one with the Loan Agreement so that all references in the Loan Agreement to “this Agreement” are deemed to refer also to this Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Loan Agreement and this Supplemental Loan Agreement, the provisions of this Supplemental Loan Agreement shall override inconsistent provisions of the Loan Agreement.

9	Counterparts

This Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Loan Agreement by executing any such counterpart.

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10	Language of Agreement

This Supplemental Loan Agreement has been executed in both the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Supplemental Loan Agreement, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Supplemental Loan Agreement, the English version of this Supplemental Loan Agreement shall prevail and any question of interpretation shall be addressed solely in the English language.

11	NBU Registration and Signing of the Supplemental Trust Deed

The amendments to the Loan Agreement effected by this Supplemental Loan Agreement shall become effective following (and not earlier than) their registration with the NBU (which shall be evidenced by a registration notice issued by the Borrower and a registration notation of the NBU) on the date of execution and delivery of the Supplemental Trust Deed between the Lender and the trustee relating to the Notes (the “Effective Date”).

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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

UK SPV CREDIT FINANCE PLC

By:

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”

By: